ICTV Brands, Inc. Announces Definitive Agreement to Acquire the no!no! Hair Removal Brand

●	ICTV to acquire consumer brands no!no!, Kyrobak, and ClearTouch from PhotoMedex, Inc.
●	Purchase price of $9.5 million includes $6 million of GAAP inventory
●	Acquired assets have generated approximately $50 million in net sales over the prior twelve months
●	$5 million of acquisition financing secured subject to customary closing contingencies

Wayne, PA -- (Marketwired) – October 5, 2016 – ICTV Brands, Inc. (OTCQX: ICTV), (CSE: ITV), a digitally focused, direct response marketing and branding company specializing in the health, wellness and beauty sector, today announced the signing of a definitive agreement to acquire the consumer products business of PhotoMedex, Inc. (Nasdaq: PHMD) for a total consideration of $9.5 million.

The agreement calls for ICTV to acquire the assets of PhotoMedex’s flagship product no!no!, along with the Kyrobak and Cleartouch brands. The purchase price of $9.5 million consists of a $3 million cash payment on closing, $2 million cash payment due on the 90th day following the closing, and a $4.5 million capped royalty based on future net sales of the acquired product lines. This asset purchase will include the respective product trademarks, patents, and other intellectual property, along with manufacturing tooling, and PhotoMedex’s Hong Kong and Brazilian subsidiaries. ICTV will also receive a minimum of $6 million of GAAP inventory.

In addition to the tangible assets, ICTV will acquire highly experienced research and development, logistics, sales and marketing personnel. The R&D and logistics group, based in Israel, have a long history of developing unique and successful at-home health and beauty devices. The sales and marketing team, based in the US and UK, will provide seamless integration of the acquired brands into ICTV’s platform.

The Board of Directors of both ICTV and PhotoMedex have unanimously approved this agreement. In addition, ICTV’s Board has approved a financing of up to $7 million in a private placement of common shares priced at $0.34. To date, $3 million of this raise has been placed in escrow, led by a group of existing shareholders. The additional $2 million that has been secured is in the form of an irrevocable letter of credit. Assuming the closing of both the acquisition and the $7 million equity financing, the Company expects to have over $3 million in cash, no debt, and approximately 51 million shares outstanding. The closing of the acquisition and the financing are subject to customary closing conditions.

Richard Ransom, President of ICTV Brands, stated, “The acquisition of the no!no! brand will be transformative to our organization and accretive to our shareholders. By combining these great brands under one platform, ICTV should gain the operating leverage and cost savings to generate significant EBITDA and cash flow going forward. We believe this transaction will firmly establish ICTV Brands as a worldwide leader in the health and beauty device industry.”

no!no!, launched in 2006, is the first professional hair removal device for in-home use with patented Thermicon technology. The product line has grown from its original version, now known as the no!no! Classic, to include seven more hair removal products, including no!no! LITE, no!no! PLUS, no!no! MICRO, no!no! Hair, no!no! Hair for MEN, no!no! PRO and no!no! ULTRA, all with different features and technologies. In addition to the hair removal line, no!no! expanded to include no!no! Skin for pimple treatments, and no!no! Smooth, a full skincare line formulated with hair growth inhibitors. With over 6 million units sold and over $1 billion dollars in sales since inception, no!no! has established itself as a leader in the hair removal category.

ICTV Brands’ Chairman and CEO Kelvin Claney added, “Over the last two years, we have repositioned ICTV to take full advantage of the rapid expansion of the digital marketplace. Our team has built and continues to refine a multi-channel sales platform to deliver profitable sales of health and beauty products across all methods of distribution, including e-commerce, traditional brick and mortar, direct to consumer, live home shopping, and international distributorships. The timing of the acquisition of no!no! and the associated brands is perfect, as it will allow ICTV to accelerate growth through the Company’s new multi-channel sales platform. Through operational efficiencies, I believe the synergies created by these two great brands, no!no! and DermaWand, will generate significant growth and earnings both now and in future years.”

The transaction is expected to close in the 4th quarter of 2016.

For more information on ICTV Brands product, DermaWand, or the no!no, Kyrobak, and ClearTouch brands, please visit each products respective consumer websites:

●	www.dermawand.com
●	www.officialnono.com
●	www.kyrobak.com
●	www.cleartouchnails.com

ICTV Brands, Inc.

ICTV Brands, Inc. sells various health, wellness and beauty products through a multi-channel distribution strategy. ICTV utilizes a distinctive marketing strategy and multi-channel distribution model to develop, market and sell products through direct response television (DRTV), Internet/digital, e-commerce, international third party distributors, live television shopping and retail. Its products are sold in the North America and are available in over 65 countries. Its products include DermaWand, a skin care device that reduces the appearance of fine lines and wrinkles, and helps improve skin tone and texture, DermaVital, a professional quality skin care line that effects superior hydration, the CoralActives brand of acne treatment and skin cleansing products, and Derma Brilliance, a sonic exfoliation skin care system which helps reduce visible signs of aging, Jidue, a facial massager device which helps alleviate stress, and Good Planet Super Solution, a multi-use cleaning agent. ICTV Brands, Inc. was founded in 1998 and is headquartered in Wayne, Pennsylvania. For more information on our current initiatives, please visit www.ictvbrands.com.

PhotoMedex, Inc.

PhotoMedex is a global skin health company providing aesthetic solutions to dermatologists, professional aestheticians and consumers. The company provides proprietary products and services that address skin diseases and conditions including acne and photo damage. Its long-held experience in the physician market provides the platform to expand its skin health solutions to spa markets, as well as traditional retail, online and direct to consumer outlets for home-use products. PhotoMedex sells home-use devices under the no!no! brand for various indications including hair removal, acne treatment and skin rejuvenation. The company also offers a professional product line for acne clearance, skin tightening, psoriasis care and hair removal sold to physician clinics and spas.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by, or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. Among these forward-looking statements are any statements regarding the expected completion of the acquisition of PHMD’s assets, the closing of the proposed common stock financing, the ability of ICTV and PHMD to successfully satisfy all of the closing conditions to the PHMD asset acquisition and the related common stock financing, and any other statements regarding ICTV’s plans or objectives with respect to the assets to be acquired from PHMD. Although ICTV believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks that may affect the proposed acquisition and financing, including the satisfaction of the conditions contained in PHMD asset purchase agreement, any delay or inability to obtain necessary approvals or consents from third parties, the ability of ICTV to complete the proposed common stock financing and satisfy the conditions to such financing, and the ability of ICTV to realize the anticipated benefits from the acquisition. For additional risks and uncertainties that could impact ICTV’s forward-looking statements, please see ICTV’s Annual Report on Form 10-K for the year ended December 31, 2015, including but not limited to the discussion under “Risk Factors” therein, which ICTV has filed with the SEC and similar disclosure, if any, contained in Quarterly Reports filed by ICTV on Form 10-Q after the filing of such Annual Report on Form 10-K, which may be viewed at http://www.sec.gov. ICTV disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.

Contact Information

Rich Ransom

Ransom@ictvbrands.com

484-598-2313

Kelvin Claney

Claney@ictvbrands.com

484-598-2314